EXHIBIT 23.1

February 21, 2020

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 30, 2019 (except for Note B, Note F and Note I, as to which the date is February 21, 2020), with respect to the consolidated financial statements of Curt Acquisition Holdings, Inc. and Subsidiaries which are included in the Current Report on Form 8-K/A of LCI Industries filed February 21, 2020. We consent to the incorporation by reference of said report in the Registration Statements of LCI Industries on Form S-8 (File Nos. 333-225177, 333-91174, 333-141276, 333-152873, 333-161242, 333-181272, and 333-201336).

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin
February 21, 2020